EXHIBIT 99.1

NewsRelease

NYSE: WMB

Date: July 6, 2004

Williams Receives Approval of California Utilities Settlement

     TULSA, Okla. — Williams (NYSE:WMB) today said that action by the Federal Energy Regulatory Commission last week puts an end to nearly all of the company’s natural gas issues and power refund liabilities related to California markets from May 2000 through June 2001.

     The FERC on July 2 approved Williams’ Feb. 25 settlement with three California utilities. At least one additional market participant has stated that it will opt in to the settlement. Certain market participants, collectively representing the remaining 3 percent of Williams’ refund obligation during the period covered by the settlement, have until July 12 to opt in to the settlement.

     As a result of the settlement, Williams expects by July 26 to receive approximately $108 million for power it sold during the settlement period. That amount largely offsets the company’s recent repurchase of receivables it sold to a third party. Williams’ financial results already reflect the expected earnings impact of the settlement.

     The FERC’s approval of the settlement also resolves the Commission’s investigations into physical and economic withholding. It also resolves any claims by the settling parties regarding those issues.

     In a related action, Williams on July 2 received a final court order approving a civil class action settlement. That settlement was first entered into as a part of the company’s November 2002 settlement with the states of California, Oregon and Washington.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Brad Church
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (media relations)
(918) 573-5768

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

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